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GOOD TIMES RESTAURANTS INC.

PROXY STATEMENT SUPPLEMENT NO. 2

General

This document supplements the proxy statement dated January 13, 2005, as previously supplemented by a proxy statement supplement dated January 14, 2005, provided in connection with the annual meeting of stockholders of Good Times Restaurants Inc. to be held at the Good Times Restaurants corporate offices located at 601 Corporate Circle, Golden, Colorado on Thursday, February 10, 2005 at 2:00 p.m. local time. This proxy statement supplement no. 2 is dated January 26, 2005 and is being mailed to you on or about January 27, 2005.

SUPPLEMENTAL INFORMATION

This proxy statement supplement includes certain new information which should be considered along with the information set forth in the proxy statement under the captions below related to "Item 2 for Voting " Approval of the Issuance of a Total of 1,240,000 shares of Series B Convertible Preferred Stock. The following information is intended to supplement the information in the proxy statement regarding Item 2, and should be read in conjunction with the proxy statement, which we urge you to read in its entirety. The information contained in this supplement replaces and supersedes any inconsistent information contained in the proxy statement.

The Company and the Investors who have entered into securities purchase agreements with the Company for the purchase of a total of 1,240,000 shares of Series B Preferred Stock have agreed to revisions to the general voting provisions for the Series B Preferred Stock as set forth in the proposed Certificate of Designations for the Series B Preferred Stock in order to ensure that such voting provisions comply with Nasdaq Rule 4351. Accordingly, the general voting terms of the Series B Preferred Stock have been revised to provide as follows:

Terms of the Series B Preferred Stock

Voting

General

Except as may be otherwise provided in the Certificate of Designations or by law, the Series B Preferred Stock will vote together with all other classes and series of our stock as a single class on all actions to be taken by our stockholders. Each share of Series B Preferred Stock will entitle the holder thereof to a number of votes for each share on each action as equals the quotient of (x) the $2.50 per share purchase price for such share of Series B Preferred Stock paid to us on the date of issuance of such share (the "Initial Issuance Date"), divided by (y) the greater of (A) the closing per share market price of our common stock as reported on the Nasdaq SmallCap Market on the Initial Issuance Date, or (B) the $2.50 per share purchase price for such share of Series B Preferred Stock paid to us on the Initial Issuance Date. In case we at any time subdivide (by stock split, stock dividend or otherwise) our outstanding shares of common stock into a greater number of shares, the number of votes for each share of Series B Preferred Stock in effect immediately before such action will be proportionately increased. In case we at any time combine (by reverse stock split or otherwise) our outstanding shares of common stock into a lesser number of shares, the number of votes for each share of Series B Preferred Stock in effect immediately before such action will be proportionately decreased.

* * * *

The revisions to the general voting provisions for the Series B Preferred Stock have the effect of setting the relative voting power of a share of Series B Preferred Stock as compared to a share of our common stock to a fixed rate reflecting the extent to which the $2.50 per share purchase price for the Series B Preferred Stock is less than the per share market price for our common stock on the date of issuance of the Series B Preferred Stock. Accordingly, the revisions are expected to have a positive effect on the relative voting power of the shares of common stock as compared to the prior general voting provisions for the Series B Preferred Stock, whereby the Series B Preferred Stock would have voted on an as converted (one share of common stock for each share of Series B Preferred Stock) basis, subject to increase in the event of certain future dilutive issuances of capital stock.

The board of directors recommends that you vote "FOR" approval of the issuance of a total of 1,240,000 shares of Series B Preferred Stock, as revised, pursuant to the terms and conditions of securities purchase agreements as set forth in the proxy statement.

Proxy Instructions for Your Vote at the Meeting

  The proxy card that we sent to you with the proxy statement may still be used for purposes of voting on Item 2. The voting procedures described in the proxy statement have not changed.

  If you have already returned your proxy card and do not wish to change your voting instructions for Item 2, then no action is required.

  If you have already returned your proxy card, but wish to change your voting instructions for Item 2, then you may revoke your prior proxy by following the instructions in the proxy statement under the caption "Revoking a proxy," including by submitting a new proxy card with a later date. If you need a new proxy card, please contact Computershare Trust Company at (303) 262-0889.

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